Exhibit 99.1

DGSE Companies, Inc. Reports Third Quarter 2016 Results

DALLAS--(BUSINESS WIRE)--November 14, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and nine months ended September 30, 2016.

Third Quarter 2016 Business and Financial Highlights

  Revenues for the 3rd quarter from continuing operations were $10.6 million compared to $16.5 million, a 36% decrease compared to the same period in 2015. Same store sales increases were offset by the planned closing our Chicago store and the Reeder Rd store in Dallas.
  Gross profit from continuing operations decreased by $519,000, or 22%. Gross profit as a percent of revenue increased to 18% of revenues in the current quarter, compared to 14% in the same period last year.
  Selling, general and administrative (“SG&A”) expenses decreased 19% to $2.2 million compared to $2.7 million in the third quarter of last year.
  Net loss for the quarter of 2016 was $1.5 million or $0.12 per share, including a $1.0 million loss on the sale of the Reeder Rd store. Excluding the loss on the sale, the loss from continuing operations, net of taxes was $484,000. Net loss for the third quarter of 2015 was $483,000, or $0.04 per share.
  On June 20, 2016, the Company entered into a stock purchase agreement with Elemetal and NTR in which DGSE has agreed to issue common stock in exchange for the cancellation and forgiveness of approximately $5.9 million of debt and trade payable, subject to certain conditions including stockholder approval. The matter is scheduled to be submitted to a vote of stockholders at the Company’s 2016 Annual Meeting to be held December 7, 2016.
  On July 27, 2016, the Company sold its Reeder Rd store in Dallas for $2,250,000. Proceeds were used to retire debt of $1.5 million, plus closing costs. Cash proceeds of approximately $600,000 were applied toward the new Midtown flagship location, allowing us to consolidate three Dallas stores. Approximately $770,000 was spent in the third quarter for the buildout of the Midtown location, with an additional $150,000 budgeted for completion costs the fourth quarter. The new Midtown store is scheduled to open this week.

Third Quarter 2016 Results

For the quarter ended September 30, 2016, revenues from continuing operations were $10.6 million, a 36% decrease compared to $16.5 million in the quarter ended September 30, 2015. Bullion sales were down $4.8 million or 44% compared to the prior year quarter. Jewelry and scrap sales were down approximately 18% and 2%, respectively, compared to the prior year quarter.

Gross profit from continuing operations for the third quarter of 2016 decreased $519,000, or 22%, to $1.9 million compared to $2.4 million in the prior year quarter. Gross margin as a percentage of revenue increased to 18% for the three months ended September 30, 2016, compared to 14% for the same period in the prior year on higher margins in bullion, scrap and rare coins.

SG&A expenses decreased by $506,000, or 19%, to $2.2 million, as compared to $2.7 million during the same period in 2015. The decrease in SG&A was primarily due to a 2015 accrual of $360,000 related to a preliminary Texas sales tax assessment for fiscal year 2010 through June 2013. SG&A also was impacted favorably by the decrease in advertising expense during the three months ended September 30, 2016 versus September 30, 2015 due principally to a reduction in storefronts. SG&A for the three months ended September 30, 2016 was negatively impacted by additional salary expense associated with staff reductions of approximately $75,000.

Loss from continuing operations for the third quarter of 2016, net of taxes, was $1.5 million or $0.12 per share, driven primarily by the $1.0 million loss on the sale of our Reeder Rd retail location in Dallas. Excluding the loss on the sale of the Reeder Rd store, the loss from continuing operations, net of taxes was $484,000, compared to a loss from continuing operations of $483,000, or $0.04 per share, in the third quarter of 2015.

Depreciation and amortization decreased by $2,621, or 3% in the third quarter of 2016, to $78,000 compared to $80,000 for the same period in the prior year.

Net loss, inclusive of discontinued operations, was approximately $1.5 million or $0.12 per share, driven primarily by the loss on the sale of our Reeder Rd location in Dallas in the amount of $1.0 million, compared to a net loss of approximately $469,000, or $0.04 per share, in the year-ago period.

Year-to-Date 2016 Results

For the nine months ended September 30, 2016, revenues from continuing operations were $37.8 million, a 15% decrease compared to $44.3 million in the nine months ended September 30, 2015, due primarily to continued weakness in the Company’s scrap business, which is consistent with industry-wide trends. Bullion sales were down 16% compared to prior year, while consignment sales were up 17% for the same period in the prior year.

Gross profit from continuing operations for the first nine months of 2016 decreased by $991,000, or 14%, to $6.3 million compared to $7.3 million during the first nine months of 2015. Gross margin as a percentage of revenue increased slightly to 17% for the nine months ended September 30, 2016, compared to 16% for the same period in the prior year.

SG&A expenses decreased by $0.7 million, or 9%, to $7.4 million, as compared to $8.1 million during the same period in 2015. The decrease in SG&A is due to our continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead and advertising expense. The decrease is also a result of the recognition of approximately $145,000 related to the acceleration of rent expense associated with two stores closed during the first quarter of 2015. SG&A for the nine months ended September 30, 2016 was negatively impacted by additional salary expense associated with staff reductions of approximately $117,000, and costs associated with the proposed transaction with Elemetal and NTR of approximately $175,000.

Loss from continuing operations for the nine months ended September 30, 2016, net of taxes, was $2.7 million, or $0.22 per share, compared to a loss from continuing operations of $1.4 million, or $0.11 per share, in the same period of 2015. Adjusted for the $1.0 million loss on the sale of the Reeder Rd store in July of this year, current year net loss would have been approximately $1.7 million or $0.14 per share.

Depreciation and amortization decreased by $16,000, or 5%, to $287,000 compared to $302,000 for the same period in the prior year. This decrease was due to one-time write off of assets formerly utilized in four stores closed during Fiscal 2015.

Net loss, inclusive of discontinued operations, was approximately $2.7 million, or $0.22 per share, compared to a net loss of approximately $1.4 million, or $0.11 per share in the year-ago period. Adjusted for the $1.0 million loss on the sale of the Reeder Rd store in July of this year, current year net loss would have been approximately $1.7 million, or $0.14 per share.

Balance Sheet Summary

At September 30, 2016, we had cash and cash equivalents of $1.1 million compared to $1.8 million at December 31, 2015. Through September 30, 2016, DGSE invested approximately $790,000 for the buildout of its new Midtown flagship location, including approximately $600,000 of cash proceeds derived from the sale of the Reeder Rd store. Stockholders’ equity decreased by $2.7 million to $1.2 million at September 30, 2016 compared to $3.9 million at December 31, 2015. If approved at the Annual Meeting to be held December 7, 2016, the transactions contemplated by the stock purchase agreement with Elemetal would result in an increase in stockholders’ equity of approximately $5.9 million.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	November 14, 2016
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on November 21, 2016, which may be accessed by dialing 1-844-512-2921 within the United States and 1-412-317-6671 if dialing internationally. Please use passcode 13649985 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=121965.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.cgdeinc.com and www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,141,818	$1,752,711
Trade receivables, net of allowances	225,726	229,848
Inventories	9,148,168	9,565,506
Prepaid expenses	95,303	106,547
Total current assets	10,611,015	11,654,612

Property and equipment, net	1,741,155	4,281,388
Intangible assets, net	3,446	13,784
Other assets	110,605	204,226
Total assets	$12,466,221	$16,154,010

LIABILITIES
Current Liabilities:
Line of credit, related party	$2,303,359	$-
Current maturities of long-term debt	-	1,589,522
Current maturities of capital leases	12,457	12,069
Accounts payable-trade	7,091,127	5,689,056
Accrued expenses	814,659	1,174,458
Customer deposits and other liabilities	851,204	1,309,648
Liabilities related to discontinued operations	190,810	190,810
Total current liabilities	11,263,616	9,965,563

Line of credit, related party	-	2,303,359
Long-term debt, less current maturities	4,271	13,664
Total liabilities	11,267,887	12,282,586

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,389,976 and 12,296,446 shares issued and 12,388,976 and 12,295,446 shares outstanding	123,899	122,964
Additional paid-in capital	34,330,592	34,267,577
Accumulated deficit	(33,256,157)	(30,519,117)
Total stockholders' equity	1,198,334	3,871,424

Total liabilities and stockholders' equity	$12,466,221	$16,154,010

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue:
Sales	$10,572,071	$16,523,826	$37,844,993	$44,341,612
Cost of goods sold	8,704,491	14,137,085	31,546,514	37,052,512
Gross margin	1,867,580	2,386,741	6,298,479	7,289,100

Expenses:
Selling, general and administrative expenses	2,184,041	2,689,569	7,401,556	8,108,750
Loss on the sale of assets	1,026,078	-	1,026,078	-
Depreciation and amortization	77,878	80,499	287,278	302,831
	3,287,997	2,770,068	8,714,912	8,411,581

Operating loss	(1,420,417)	(383,327)	(2,416,433)	(1,122,481)

Other expense (income):
Other income, net	(3,110)	(3,766)	(3,371)	(7,469)
Interest expense	88,909	84,826	284,679	257,487
	85,799	81,060	281,308	250,018

Loss from continuing operations before income taxes	(1,506,216)	(464,387)	(2,697,741)	(1,372,499)

Income tax expense	4,334	18,159	39,960	43,082

Loss from continuing operations	(1,510,550)	(482,546)	(2,737,701)	(1,415,581)

Discontinued operations:
Income from discontinued operations, net of taxes	825	13,848	661	58,095

Net loss	$(1,509,725)	$(468,698)	$(2,737,040)	$(1,357,486)

Basic net loss per common share:
Loss from continuing operations	$(0.12)	$(0.04)	$(0.22)	$(0.11)
Income from discontinued operations	-	-	-	-
Net loss per share	$(0.12)	$(0.04)	$(0.22)	$(0.11)

Diluted net loss per common share:
Loss from continuing operations	$(0.12)	$(0.04)	$(0.22)	$(0.11)
Income from discontinued operations	-	-	-	-
Net loss income per share	$(0.12)	$(0.04)	$(0.22)	$(0.11)

Weighted-average number of common shares
Basic	12,358,466	12,295,446	12,327,753	12,267,475
Diluted	12,358,466	12,295,446	12,327,753	12,267,475

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, CEO, 972-587-4021
investorrelations@dgse.com